Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 33-60809, No. 333-61379 and No. 333-144500 on Form S-3 and Registration Statement No. 033-61073, No. 033-61075, No. 333-27967 and No. 333-42648 on Form S-8 of our reports dated October 29, 2007, except for Note 14, as to which the date is January 8, 2008, relating to the financial statements of Commercial Metals Company and subsidiaries, and the effectiveness of Commercial Metals Company and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
Dallas, Texas
January 8, 2008